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                                                                   EXHIBIT 10.32


                               AMENDMENT NO. 3 TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                 GERHARD E. KURZ AND SEABULK INTERNATIONAL, INC.



         This Amendment No. 3 to the Executive Employment Agreement by and between Seabulk International, Inc., a Delaware corporation, formerly known as Hvide Marine Incorporated (the "Company"), and Gerhard E. Kurz ( "Executive") dated as of April 18, 2000, as amended (the "Employment Agreement"), is entered into as of the 15th day of September, 2004.

         WHEREAS, the Company and Executive desire to amend the Employment Agreement in certain respects, and the Compensation Committee and the Board of Directors of the Company authorized this amendment to the Employment Agreement at its meetings on July 29, 2004;

         NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Executive hereby agree, effective as of the date first set forth above, that the Employment Agreement shall be amended as hereafter provided:

         1. The following new section 4.3(b) shall be added to the Employment
Agreement:

                  4.3(b) If Executive's employment is terminated "without cause" or "for good reason", as defined herein, within two years after the date upon which a Change in Control occurs, then the Company will take the following actions as of the last day of Executive's employment within the Company:

                  (a) Cause any and all outstanding options to purchase common stock of the Company and any and all restricted stock which have not become nonforfeitable held by Executive to become immediately exercisable and nonforfeitable in full; and cause Executive's accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company to become immediately nonforfeitable.

                  (b) Cause any and all outstanding options to purchase common stock of the Company held by Executive to remain exercisable for thirty-six months after the last day of Executive's employment with the Company (but in no event shall any such option be exercisable for (i) a longer period than the original term of such option or (ii) a shorter period than that already provided for under the terms of such option).

         2. The following new Section 4.7 shall be added to the Employment
Agreement:

                  4.7. Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, distribution or provision of a benefit by the Company to or for the benefit of Executive, whether paid or payable,


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         distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive) within ten days of the receipt of such claim. The Company shall notify Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

         3. Section 9.2 of the Agreement is hereby amended and restated by deleting the text appearing therein in its entirety and inserting the following text in lieu thereof:

                  9.2 In general, if Executive's employment is terminated "without cause" or for "good reason," as defined herein, Executive will receive an amount equal to the sum of (i) an amount equal to 2.00 times Executive's annual base salary then in effect and (ii) 2.00 times Executive's annual maximum bonus for the year in which such termination occurs, such amount to be paid in equal monthly amounts over the remaining term of the Agreement or, if the remaining term is less than two years, over two years, or, at the election of the Company, in a


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         lump sum, provided, however, that if Executive's employment is terminated "without cause" or for "good reason" within two years after a Change in Control, as defined herein, such amount shall be paid in a single lump sum within five (5) days after date of termination. In the event of Executive's death, any remaining payments shall be paid to Executive's estate in a single lump sum amount.

         4. This Amendment No. 3 to the Employment Agreement (a) shall supersede any prior agreement between the Company and Executive relating to the subject matter of this amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under Executive.

         5. Except as expressly modified by this Amendment No. 3 to the Employment Agreement, the terms of the Employment Agreement, as amended, shall remain in full force and effect and are hereby confirmed and ratified.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 3 to the Employment Agreement as of the day and year first written above.

                                    "COMPANY"

                                    SEABULK INTERNATIONAL, INC.


                                    BY: /s/ ALAN R. TWAITS
                                    ------------------------------------------







                                    "EXECUTIVE"


                                    /s/ GERHARD E. KURZ
                                    ------------------------------------------
                                    GERHARD E. KURZ







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